Exhibit 10(a)

Jorden Burt LLP
1025 Thomas Jefferson Street, N.W.             Brickell Avenue, Suite 500
Suite 400 East                                 Miami, Florida 33131-2803
Washington, D.C. 20007-5208                    (305) 371-2600
(202) 965-8100                                 Telecopier:  (305) 372-9928
Telecopier:  (202) 965-8104

                                               175 Powder Forest Drive
                                               Suite 201
                                               Simsbury, CT  06089-9668
                                               (860) 392-5000
                                               Telecopier:
                                               (860) 392-5058
                                               HTTP://www.jordenusa.com

April 30, 2004

First Great-West Life & Annuity Insurance Company
125 Wolf Road, Suite 110

Albany, New York   12205

     Re:  Variable Annuity-1 Series Account
          Post-Effective Amendment No. 13 to the Registration Statement on N-4 File Nos. 333-25289 and 811-08183

Ladies and Gentlemen:

        We have acted as counsel to First Great-West Life & Annuity Insurance Company, a New York corporation, regarding the federal securities laws applicable to the issuance and sale of the contracts described in the above-referenced registration statement. We hereby consent to the reference to our name under the caption "Legal Matters" in the prospectus filed as part of the above-referenced registration statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                                                          Very truly yours,


                                                          /s/Jorden Burt LLP
                                                          Jorden Burt LLP